Exhibit 99.1

KOHL'S RECOMMENDS SHAREHOLDERS REJECT MINI-TENDER OFFER

MENOMONEE FALLS, WI, -- (Business Wire) – December 19, 2003 -- Kohl’s Corporation (NYSE:KSS) said today that it has been notified of an unsolicited “mini-tender” offer from TRC Capital Corporation, a Canadian-based company.  TRC is offering to purchase up to 2.5 million Kohl's shares, representing approximately 0.74% of Kohl’s outstanding common stock.

Kohl’s Corporation strongly recommends that shareholders reject this unsolicited offer.  Kohl’s Corporation is not associated with TRC Capital or its offer.

TRC Capital has made numerous unsolicited “mini tender” offers for shares of other companies in the recent past.  “Mini tender” offers are offers to purchase less than five percent of a company’s outstanding shares, thereby avoiding many of the filing, disclosure and procedural requirements of the U.S. Securities and Exchange Commission (SEC).  The SEC has cautioned investors about “mini tender” offers in an investor alert, noting that these offers “have been increasingly used to catch investors off guard" and that many investors who hear about mini-tender offers “surrender their securities without investigating the offer, assuming that the price offered includes the premium usually present in larger, traditional tender offers. But they later learn that they cannot withdraw from the offer and may end up selling their securities at below-market prices".  To read more about the risks of mini-tender offers, please review the alert on the SEC’s web site at http://www.sec.gov/investor/pubs/minitend.htm.

Kohl’s advises shareholders to consult their financial advisors and to exercise caution with respect to this offer.  Kohl’s shareholders who have already tendered are advised that they may withdraw their common shares by providing the written notice described in the TRC Capital offering documents prior to the expiration of the offer.

Based in Menomonee Falls, Wisconsin, Kohl's is a family-focused, value-oriented specialty department store offering moderately priced national brand apparel, shoes, accessories and home products. The company operates 542 stores in 36 states.  For a list of store locations, or for additional information, visit Kohl's Web site at www.kohls.com.

Investor Relations Contact:  Wes McDonald, Chief Financial Officer, (262) 703-1893

Public Relations Contact:  Vicki Shamion, Director of Public Relations, (262) 703-1464

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